Exhibit 10.2
FORM OF TAX MATTERS AGREEMENT
by and between
COHESANT TECHNOLOGIES INC.,
on behalf of itself and the members of the Cohesant Group
and
CIPAR INC.,
on behalf of itself and the members of the CIPAR Group
Dated as of
                    , 200_

TAX MATTERS AGREEMENT
     THIS TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of                     , 200_ by and among Cohesant Technologies Inc., a Delaware corporation (“Cohesant”) on behalf of Cohesant and the other members of the Cohesant Group, and CIPAR Inc., a Delaware corporation (“CIPAR”) on behalf of CIPAR and the other members of the CIPAR Group; each a “Party” and collectively, the “Parties.”
R E C I T A L S:
     WHEREAS, Cohesant, acting through its direct and indirect subsidiaries, currently conducts a number of businesses, including (i) the GlasCraft Business and (ii) the CuraFlo Business;
     WHEREAS, as of the date hereof, Cohesant and its direct and indirect domestic subsidiaries are members of an Affiliated Group, of which Cohesant is the common parent;
     WHEREAS, Cohesant has entered into an Agreement and Plan of Merger, dated as of December 3, 2007 (the “Merger Agreement”), among Cohesant, GlasCraft, CIPAR, Graco Inc. (“Graco”) and Graco Indiana Inc., a wholly-owned subsidiary of Graco (“Acquisition Sub”), pursuant to which Cohesant will be acquired by Graco by means of a merger of Acquisition Sub with and into Cohesant with Cohesant as the surviving corporation (the “Acquisition”);
     WHEREAS, the Merger Agreement requires that Cohesant be separated (the “Separation”) into two separate companies such that, at the time of the Acquisition, Cohesant’s sole subsidiary will be GlasCraft;
     WHEREAS, pursuant to the Separation Agreement, dated as of December 3, 2007 (as amended or otherwise modified from time to time, the “Separation Agreement”), the Parties have agreed to effect the Separation as follows: (i) Cohesant will contribute the stock of CMI and American Chemical Company to CIPAR (“Internal Contribution 1”), (ii) Cohesant will have the stock of CuraFlo BC contributed to CuraFlo Services (“Internal Contribution 2”), (iii) Cohesant will liquidate and dissolve Cohesant Canada; and (iv) Cohesant will distribute all of the issued and outstanding shares of CIPAR Common Stock on a pro rata basis to the holders of the outstanding common stock of Cohesant ( the “Spin-Off”);
     WHEREAS, in contemplation of the Separation, pursuant to which the CIPAR Group will cease to be members of the Affiliated Group of which Cohesant is the parent if (but only if) the Spin-Off occurs, the Parties have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters; and
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
Section 1. Definitions.
     Capitalized terms used in this Agreement and not otherwise defined in this Section 1 shall have the meanings set forth in the Separation Agreement. As used in this Agreement, the following capitalized terms shall have the following meanings:
     “Acquisition Sub” shall have the meaning set forth in the preamble hereto.

     “Affiliated Group” means an affiliated group of corporations within the meaning of section 1504(a)(1) of the Code that files a consolidated return for United States federal Income Tax purposes.
     “After Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).
     “Agreement” shall have the meaning set forth in the preamble hereto.
     “American Chemical Company” means American Chemical Company, a Missouri corporation.
     “Allocated Credit Carryforwards” shall have the meaning set forth in Section 4.04.
     “Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.
     “Business Day” shall have the meaning set forth in the Separation Agreement.
     “CIPAR” shall have the meaning set forth in the preamble hereto.
     “CIPAR Affiliate” means any Person included in the CIPAR Group.
     “CIPAR Business Records” shall have the meaning set forth in Section 8.01(b).
     “CIPAR Common Stock” means common stock of CIPAR, $0.001 par value per share.
     “CIPAR Group” means CIPAR, CuraFlo Franchising, CuraFlo Services, CMI, American Chemical Company, CuraFlo BC, CuraFlo Spincast and Cohesant Canada.
     “CMI” means Cohesant Materials, Inc., an Oklahoma corporation.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Cohesant” shall have the meaning set forth in the preamble hereto.
     “Cohesant Affiliate” means any Person included in the Cohesant Group.
     “Cohesant Business Records” shall have the meaning set forth in Section 8.01(b).
     “Cohesant Canada” means Cohesant Infrastructure and Renewal of Canada, Ltd., a corporation organized under the laws of Canada.
     “Cohesant Group” shall mean Cohesant and GlasCraft.

     “Combined Return” means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein CIPAR (or one or more CIPAR Affiliate) joins in the filing of such Tax Return (for any taxable period or portion thereof) with Cohesant or one or more Cohesant Affiliate.
     “Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein CIPAR (or one or more CIPAR Affiliate) joins in the filing of such Tax Return (for any taxable period or portion thereof) with Cohesant or one or more Cohesant Affiliate.
     “Covered Group Taxes” shall have the meaning set forth in Section 3.01(a).
     “CuraFlo Business” shall mean the Business, as such term is defined in the Separation Agreement.
     “CuraFlo BC” means CuraFlo of British Columbia Ltd., a corporation organized under the laws of British Columbia.
     “CuraFlo Franchising” means CuraFlo Franchising Inc., a Delaware corporation, formerly known as CIPAR Franchising, Inc.
     “CuraFlo Services” means CuraFlo Services Inc., a Delaware corporation and wholly owned subsidiary of CIPAR, formerly known as CIPAR Services, Inc.
     “CuraFlo Spincast” means CuraFlo Spincast Services, Inc., a Delaware corporation.
     “Deferred Intercompany Item” shall mean any income, gain, deduction, or loss from transactions between members of the same Affiliated Group that is deferred for United States federal Income Tax purposes under the principles in Treasury Regulations section 1.1502-13, or any similar provision under state, local, or foreign law.
     “Distribution Taxes” means any Taxes (including liability to stockholders and the cost of defending against the imposition of such Taxes and other liabilities) of any member of the Cohesant Group and the CIPAR Group arising from or attributable to the transactions contemplated by the Separation Agreement, including but not limited to (a) any failure of the Spin-Off to constitute a distribution eligible for nonrecognition under Section 355(a) of the Code, (b) any failure of Internal Contribution 1 and/or Internal Contribution 2 to qualify for nonrecognition under Section 351(a) of the Code, (c) any failure of Internal Contribution 2 to be fully exempt from Taxation in Canada, and (d) any failure of the liquidation and dissolution of Cohesant Canada to be fully exempt from Taxation in the U.S. and in Canada. Notwithstanding any other provision of this Agreement, Distribution Taxes shall include all Taxes arising from or attributable to (i) any excess loss accounts or deferred intercompany transactions taken into account under Section 1502 of the Code or Treasury Regulations issued thereunder and any similar items taken into account under state, local or foreign Tax laws as a result of the transactions contemplated by the Separation Agreement, (ii) Sections 301(c)(3), 311(b), or 367 of the Code or Treasury Regulations issued thereunder, and any similar provisions of state, local and foreign Tax law as a result of the transactions contemplated by the Separation Agreement, and (iii) recapture of any “dual consolidated losses” attributable to any member of the Cohesant Affiliated Group within the meaning of Section 1503 of the Code. Any Income Tax referred to in this definition of Distribution Taxes shall be determined using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof) taking into account deductions for interest paid or accrued and other related

Taxes, such as state and local Taxes.
     “Effective Time” shall have the meaning set forth in the Separation Agreement.
     “Filing Party” shall have the meaning set forth in Section 7.01.
     “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under section 7121 or section 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.
     “GlasCraft” means GlasCraft Inc., an Indiana corporation.
     “GlasCraft Business” shall have the meaning provided such term in the Separation Agreement.
     “GlasCraft Separate Group Basis” means, in the case of any Covered Group Taxes, the amount of such Taxes that would have been due if the underlying group consisted solely of GlasCraft and did not include Cohesant or any members of the CIPAR Group and computed (i) by taking into account elections and accounting methods actually used in computing such Taxes for such year, (ii) with appropriate adjustments to take into account the application of Treasury Regulations Section 1.1502-13 or similar provisions of state and local Tax law to any intercompany transactions between members of the CIPAR Group and Cohesant (on one hand) and GlasCraft (on the other hand), (iii) consistent with past practice (including past practices of allocating state and local unitary Taxes and expenses to an entity if that entity caused the filing of a combined, consolidated or unitary Tax Return) and (iv) with such other adjustments as are contemplated by this Agreement; provided, however, that Tax liability for an entity with nexus in a combined return state shall be based on that entity’s relative apportionment percentage of the total apportionment percentage of the actual combined group.
     “Income Tax” means any federal, state, local or foreign Tax determined (in whole or in part) by reference to net income, net worth, gross receipts, or capital, or any such Taxes imposed in lieu of such a Tax, including, without limitation, any franchise Tax.
     “Income Tax Return” means any Tax Return relating to any Income Tax.
     “Internal Contribution 1” shall have the meaning set forth in the preamble hereto.
     “Internal Contribution 2” shall have the meaning set forth in the preamble hereto.
     “IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.
     “Net Intercompany Tax Amount” shall have the meaning set forth in Section 8.01(b).
     “Owed Party” shall have the meaning set forth in Section 6.05.

     “Owing Party” shall have the meaning set forth in Section 6.05.
     “Parties” shall have the meaning set forth in the preamble hereto.
     “Payment Period” shall have the meaning set forth in Section 6.05(e).
     “Person” shall have the meaning set forth in the Separation Agreement.
     “Post-Spin-Off Period” means any Taxable year or other Taxable period beginning after the Spin-Off Date and, in the case of any Taxable year or other Taxable period that begins on or before and ends after the Spin-Off Date, that part of the Taxable year or other Taxable period that begins at the beginning of the day after the Spin-Off Date.
     “Pre-Spin-Off Period” means any Taxable year or other Taxable period that ends on or before the close of the Spin-Off Date and, in the case of any Taxable year or other Taxable period that begins on or before and ends after the Spin-Off Date, that part of the Taxable year or other Taxable period through the close of the Spin-Off Date.
     “Separation” shall have the meaning set forth in the preamble hereto.
     “Separation Agreement” shall have the meaning set forth in the preamble hereto.
     “Sole Responsibility Item” means any Tax Item for which the non-Filing Party has the entire economic liability under this Agreement.
     “Spin-Off” shall have the meaning set forth in the preamble hereto.
     “Spin-Off Date” means the effective date of the Spin-Off transaction.
     “Tax Asset” means any Tax Item that has been recognized for Tax purposes, but has not been realized during the taxable period, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or credit related to alternative minimum tax or any other Tax credit.
     “Tax Benefit” means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.
     “Tax Detriment” means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.
     “Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.
     “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
     “Tax Material” shall have the meaning set forth in Section 8.01(a).
     “Taxes” means all federal, state, local or foreign taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, payroll, employment, unemployment, withholding, social security, disability, commercial activity, excise, real property, personal property, sales, use, license, capital stock, transfer, registration, franchise, value added, estimated or any other taxes of any kind whatsoever, (including any interest, penalties or additions attributable thereto, whether disputed or not and including any liability as a result of being a person required by law to withhold taxes imposed on another person) and a “Tax” shall mean any one of such Taxes.
     “Taxing Authority” means any governmental authority or any subdivision, agency, commission, or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).
Section 2. Preparation and Filing of Tax Returns.
     2.01. Cohesant’s Responsibility. Subject to the other applicable provisions of this Agreement and consistent with past practices, Cohesant shall have sole and exclusive responsibility for the preparation and filing of the following Tax Returns each of which is listed on Schedule 2.01 attached hereto:
     (a) all Consolidated Returns and all Combined Returns for any taxable period not filed by the Spin-Off Date;
     (b) all Tax Returns (other than Consolidated Returns and Combined Returns) with respect to any Cohesant Affiliate for any taxable period;
     (c) all Tax Returns with respect to CIPAR or any CIPAR Affiliate that are required to be filed (taking into account any extension of time which has been requested or received) on or prior to the Spin-Off Date and which have been, under past practices, prepared and filed by Cohesant.

     2.02. CIPAR’s Responsibility. CIPAR shall have sole and exclusive responsibility for the preparation and filing of all Tax Returns (other than Consolidated Returns and Combined Returns) with respect to CIPAR and any CIPAR Affiliate due after the Spin-Off Date, each of which is listed on Schedule 2.02 attached hereto.
     2.03. Agent. Subject to the other applicable provisions of this Agreement, CIPAR hereby irrevocably designates, and agrees to cause each CIPAR Affiliate to so designate, Cohesant as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Cohesant, acting in good faith, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01(a) and (b).
     2.04. Manner of Tax Return Preparation.
     (a) Unless otherwise required by a Taxing Authority, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement and the past practices of the Cohesant Group and the CIPAR Group including obtaining available extensions (to the extent consistent with applicable law). All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such returns under this Agreement.
     (b) With respect to any Consolidated Return or Combined Return: (1) CIPAR shall provide Cohesant with a pro forma draft of the portion of such Tax Return that reflects CIPAR and any CIPAR Affiliate, as applicable, at least sixty (60) days prior to the due date (with applicable extensions) for the filing of such Tax Return; (2) within thirty (30) days after receiving the pro forma draft Tax Returns, Cohesant shall review the drafts and provide comments and questions to CIPAR (in writing if requested by CIPAR); (3) CIPAR shall cooperate with Cohesant by responding (in writing if requested) and resolving the comments and questions from Cohesant within ten (10) days of receiving comments and questions from Cohesant.
Nothing in this Section 2.04(b) shall alter the sole and exclusive responsibility for the preparation and filing of Tax Returns under Sections 2.01 and 2.02. If CIPAR has not responded to the Cohesant comments and questions in respect of the pro forma Tax Return in a timely manner pursuant to Section 2.04(b) above, Cohesant shall file the Consolidated or Combined Tax Return reporting all Tax Items in the manner as it deems appropriate. In the case of a dispute regarding the reporting of any Tax Item which has not been resolved by the due date (with applicable extensions) for the filing of any Tax Return, Cohesant shall file such Consolidated or Combined Tax Return reporting all Tax Items in the manner as it deems appropriate; provided, however, that Cohesant agrees that it will thereafter file an amended Tax Return, if necessary, reporting any material disputed Tax Item in the manner determined under Section 8.02, and any other Tax Item as agreed upon by Cohesant and CIPAR.
Section 3. Liability for Taxes.
     3.01. Liability for Pre-Spin-Off Period Taxes. Liability for all Taxes related to Pre-Spin-Off Periods (including, without limitation, additional Taxes resulting from an Audit or other redetermination of Tax Items), other than Taxes described in Section 4, shall be allocated as follows:
     (a) With respect to any Taxes imposed on a Consolidated Return or a Combined Return (“Covered Group Taxes”), the portion of such Taxes allocable to the Cohesant Group shall be computed on a GlasCraft Separate Group Basis. The remaining portion of Covered Group Taxes shall be allocable to the CIPAR Group.

     (b) With respect to any Tax other than Covered Group Taxes addressed in Section 3.01(a) above, the Cohesant Group shall be responsible for only such Taxes for which GlasCraft has the primary liability to the Taxing Authority under applicable law. All other Taxes related to Pre-Spin Off Periods, other than Covered Group Taxes addressed in Section 3.01(a) above, shall be allocable solely to the CIPAR Group.
     3.02. Liability for Post-Spin-Off Period Taxes. With respect to Post-Spin-Off Periods, Cohesant and any Cohesant Affiliate and CIPAR and any CIPAR Affiliate shall each be liable for their respective Taxes, except as provided in Section 4.
     3.03. [Intentionally omitted].
     3.04. Payment of Tax Liability. If one Party is liable or responsible for Taxes, under Section 3.01 or 3.02, with respect to Tax Returns for which another party is responsible for preparing and/or filing, or with respect to Taxes that are paid by another Party, then the liable or responsible Party shall pay the Taxes (or a reimbursement of such Taxes) to the other Party pursuant to Section 6.05.
     3.05. Computation. Consistent with Section 3.01, Cohesant shall provide CIPAR with a written calculation in reasonable detail (including copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any Tax liability of CIPAR for which CIPAR is liable under Section 3.01. CIPAR shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 8.02; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any Tax liability of the CIPAR Group be paid later than the date provided in Section 6.
Section 4. Distribution Taxes.
     4.01. Distribution Taxes. Notwithstanding anything herein or otherwise to the contrary, the CIPAR Group shall be solely liable for, and shall indemnify and hold Cohesant and any Cohesant Affiliate harmless from and against, any and all Distribution Taxes.
     4.02. Carrybacks. With respect to any Tax Asset incurred by the CIPAR Group in a Post-Spin-Off Period, CIPAR shall not, and shall cause each member of the CIPAR Group to not, elect to carry back Tax Assets to a Pre-Spin-Off Period.
     4.03. Continuing Covenants.
     (a) In General. Each of Cohesant and CIPAR agrees (1) not to take any action (or cause its Affiliates to take any action) reasonably expected to result in an increased Tax liability to the other or the other’s Affiliates, a reduction in a Tax Asset of the other, or an increased liability to the other under this Agreement, and (2) to take any action (and cause its Affiliates to take any action) reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other or the other’s Affiliates, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other Party or any other adverse effect to such Party. The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the Parties with respect to matters otherwise covered by this Agreement.
     (b) Cooperation. The Parties agree that, at the request of the other Party, the Parties shall cooperate fully the execution of any documents that may be necessary or reasonably helpful in connection with undertaking the transactions contemplated by this Agreement.

     4.04. Allocation of Tax Assets. In connection with the Spin-Off, Cohesant and CIPAR shall cooperate in determining the allocation of any Tax Assets among Cohesant, each Cohesant Affiliate, CIPAR, and each CIPAR Affiliate. The allocations will be made in accordance with applicable tax laws. The Parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that created such Tax Assets.
Section 5. Indemnification.
     5.01. Cohesant Indemnity. Cohesant shall, and shall cause the Cohesant Affiliates, to indemnify CIPAR and each CIPAR Affiliate and their respective directors, officers, and employees, and hold them harmless from and against any and all Taxes for which Cohesant or any Cohesant Affiliate is liable under this Agreement (including, without limitation, Taxes allocated to Cohesant pursuant to Sections 3.01 and 3.02) and any loss, cost, damage, fine, penalty, or other expense of any kind, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Cohesant, any Cohesant Affiliate or any director, officer, or employee to make any payment required to be made under this Agreement or from the failure of Cohesant, any Cohesant Affiliate or any director, officer, or employee to provide complete and accurate information in connection with the preparation of any Tax Return. Cohesant and Cohesant Affiliates shall have no liability to CIPAR or any CIPAR Affiliate or their respective directors, officers, or employees with respect to Taxes allocated to the CIPAR Group under this Agreement.
     5.02. CIPAR Indemnity. CIPAR shall, and shall cause the CIPAR Affiliates, to indemnify Cohesant and each Cohesant Affiliate and their respective directors, officers, and employees, and hold them harmless from and against any and all Taxes for which CIPAR or any CIPAR Affiliate is liable under this Agreement (including, without limitation, Distribution Taxes and Taxes allocated to CIPAR pursuant to Sections 3.01 and 3.02) and any loss, cost, damage, fine, penalty, or other expense of any kind, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of CIPAR, any CIPAR Affiliate or any director, officer, or employee to make any payment required to be made under this Agreement or from the failure of CIPAR, any CIPAR Affiliate or any director, officer or employee to provide complete and accurate information in connection with the preparation of any Tax Return. CIPAR and CIPAR Affiliates shall have no liability to Cohesant or any Cohesant Affiliate or their respective directors, officers, or employees with respect to Taxes allocated to the Cohesant Group under this Agreement.
Section 6. Payments.
     6.01. Liabilities for Taxes Under the Tax Sharing Agreement. Schedule 6.01 attached hereto sets forth the net obligations of the Parties under the tax sharing agreement or arrangement with respect to Taxes for all Pre-Spin-Off Periods, including, without limitation, any Distribution Taxes and Taxes accrued through the close of business on the Spin-Off Date (“Net Intercompany Tax Amount”). On or prior to the Spin-Off Date, the Net Intercompany Tax Amount shall be paid to the appropriate Party as described in Section 2.01(e) of the Separation Agreement.
     6.02. True-Up Payments. Not later than thirty (30) Business Days after the filing of a Consolidated or Combined Tax Return, CIPAR shall, and shall cause CIPAR Affiliates, to pay to Cohesant, or Cohesant shall, and shall cause Cohesant Affiliates, to pay to CIPAR, as appropriate, an amount equal to the difference, if any, between the Tax liability of the CIPAR Group and the reserve for Taxes for such period taken into account in calculating the Net Intercompany Tax Amount under Section 6.01.
     6.03. Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any

Consolidated Return or Combined Return, as a result of a refund or credit of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the Tax liability of CIPAR and any CIPAR Affiliate, Cohesant shall prepare a revised pro forma Tax Return in accordance with Section 2.01(a) for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement, or compromise. CIPAR shall pay to Cohesant, or Cohesant shall pay to CIPAR, as appropriate, an amount equal to the difference, if any, between the Tax liability of the CIPAR Group reflected on such revised pro forma Tax Return and the Tax liability of the CIPAR Group for such period as originally computed pursuant to this Agreement.
     6.04. Payments of Refunds and Credits. If one Party receives a refund or credit of any Tax to which the other Party is entitled pursuant to Section 3.04, the Party receiving such refund or credit shall pay to the other Party the amount of such refund or credit pursuant to Section 6.05.
     6.05. Payments Under This Agreement. In the event that one Party (the “Owing Party”) is required to make a payment to another Party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 6.05.
     (a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.
     (b) Treatment of Payments. Unless otherwise required by any Final Determination, the Parties agree that any payments made by one Party to another Party pursuant to this Agreement (other than (i) payments of After Tax Amounts pursuant to Section 6.05(d), and (ii) payments of interest pursuant to Section 6.05(e)) shall be treated for all Tax purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Spin-Off and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.
     (c) Prompt Performance. All actions required to be taken (including payments) by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.
     (d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 6.05(e)) is subject to any Tax, the Party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 6.05(e) on the amount of such Tax from the date such Tax accrues with respect to the receipt of such payment through the date of payment of such After Tax Amount. A Party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a Party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.
     (e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate plus two percent (2%) (or the maximum legal rate whichever is lower). Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.
Section 7. Tax Proceedings.
     7.01. In General. Except as otherwise provided in this Agreement, the Party responsible for preparing and filing a Tax Return pursuant to Section 2 (the “Filing Party”) shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Cohesant, any Cohesant Affiliate, CIPAR, or any CIPAR Affiliate in any Audit relating to such Tax Return and to resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences, and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Filing Party.
     7.02. Participation of non-Filing Party. Except as otherwise provided in this Agreement, the non-Filing Party shall, if requested, be kept reasonably informed on the status of any Audit involving a Sole Responsibility Item. The Filing Party shall not settle any Audit it controls concerning any such Sole Responsibility Item if the aggregate of such Items settled is more than $25,000 without the prior written consent of the non-Filing Party, and such consent shall not be unreasonably withheld.
     7.03. Notice. Within thirty (30) days after a Party becomes aware of the existence of a Tax issue that is reasonably expected to give rise to an indemnification obligation under this Agreement, such Party shall give notice to the other Party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall forward to the other Party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 8.06 to the contrary, if a Party to this Agreement fails to provide the other Party notice as required by this Section 7.03, and the failure results in a material economic detriment to the other Party, then any amount which the other Party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.
Section 8. Miscellaneous.
     8.01. Cooperation and Exchange of Information.
     (a) Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Affiliates to cooperate fully) with all reasonable requests from another Party for information, data files, and materials not otherwise available to the requesting Party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include:
          (i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (collectively, “Tax Material”), provided, however, that no such retention obligation shall exist to the extent such Tax Material has previously been provided from one Party to the other Party;
          (ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by a member of the Cohesant Group or the CIPAR Group including certification, to the best of a Party’s knowledge, of the accuracy and completeness of the information it has supplied;
          (iii) the use of the Party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters; and
          (iv) the sharing of information to enable each Party to timely fulfill its reporting requirements pursuant to Treasury Regulations sections 1.355-5, if any.
     (b) Retention of Records. Cohesant or any Cohesant Affiliate that is in possession of documentation relating to CIPAR or any CIPAR Affiliate, including books, records, Tax Returns, and all supporting schedules and information relating thereto that has not been previously provided to CIPAR by Cohesant (the “CIPAR Business Records”), and CIPAR or any CIPAR Affiliate that is in possession of documentation relating to the Cohesant, or any Cohesant Affiliate, including books, records, Tax Returns, and all supporting schedules and information relating thereto that has not been previously provided to Cohesant by CIPAR (the “Cohesant Business Records”), shall each retain such CIPAR Business Records or Cohesant Business Records (i) for a period of seven (7) years following the Spin-Off Date or (ii) until the expiration of the applicable statute of limitations, whichever is longer. Thereafter, (i) if Cohesant wishes to dispose of CIPAR Business Records in its possession, Cohesant shall provide written notice to CIPAR describing the documentation proposed to be destroyed or disposed of sixty (60) Business Days prior to taking such action, and CIPAR may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period; and (ii) if CIPAR wishes to dispose of Cohesant Business Records in its possession, CIPAR shall provide written notice to Cohesant describing the documentation proposed to be destroyed or disposed of sixty (60) Business Days prior to taking such action, and Cohesant may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

     8.02. Disputes. From and after the Effective Time, if the Parties cannot agree on the calculation of any liability under this Agreement, or the interpretation or application of any provision under this Agreement, either Party may provide the other Party written notice of intent to invoke the dispute resolution procedures of this Section 8.02. Within 10 days following receipt of such written notice, the Parties shall jointly retain a “big four” accounting firm, which firm is independent of both Parties (the “Independent Firm”), to resolve the dispute. If the parties cannot jointly agree on an Independent Firm to resolve the dispute within the 10 day period, then each party shall select a nationally recognized law firm or “big four” accounting firm, which firm is independent of both parties, and both law or accounting firms shall jointly select an Independent Firm which shall make the determination under this Section 8.02. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding on all parties involved, provided, however, that if the disagreement relates to an amount of Tax at issue (or potentially at issue) equal to or greater than $250,000, such decision shall be non-binding. The Independent Firm shall determine the appropriate outcome based on this Agreement with respect to each disputed Item. The Independent Firm shall have 90 days from the date it is selected in which to make such determinations, unless the Parties mutually agree on an extension of such period or the Independent Firm, in its discretion, determines that an extension of such period is warranted by exceptional circumstances. The Parties shall provide the Independent Firm with such information or documentation as the Independent Firm deems in its discretion to be necessary for it to make the determinations requested of it. Any determination by the Independent Firm shall be in writing. Following the decision of the Independent Firm, the Parties shall each take or cause to be taken any action necessary to implement any binding decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne by the party that such Independent Firm determines has lost the dispute.
     8.03. Complete Agreement; Construction. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, and writings with respect to such subject matter. This Agreement supersedes any prior tax matters agreements between Cohesant (or any Cohesant Affiliate) or CIPAR (or any CIPAR Affiliate) and such prior tax matters agreements shall have no further force and effect. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Separation Agreement or any other Ancillary Agreement, the terms and conditions of this Agreement shall control.
     8.04. Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, execution by original signature.
     8.05. Survival of Agreement. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.
     8.06. Notices. All notices, requests, claims, demands and other communications under this Agreement, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.06):

To Cohesant:
Cohesant Technologies Inc. c/o Graco, Inc.
88 11th Avenue Northeast
Minneapolis, MN 55413
Attention: General Counsel

Facsimile:

With a copy to:

Lindquist & Vennum
80 South 8th St., Suite 4200
Minneapolis, MN 55404
Attention: Robert L. Thompson, Esq. and
Joseph J. Humke, Esq.
To CIPAR:
CIPAR Inc.
24200 Commerce Park Drive
Beachwood, Ohio 44122
Attention: Chief Executive Officer

Facsimile:

With a copy to:

Porter Wright Morris & Arthur, LLP
925 Euclid Avenue, Suite 1700
Cleveland, Ohio 44115
Attention: Michael A. Ellis, Esq.
     8.07. Changes in Law.
     (a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.
     (b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
     8.08. Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.
     8.09. Amendments. Except as provided in Section 8.12, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.
     8.10. Assignment. Except as otherwise expressly provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment, the assigning Party shall be released from all of its obligations under this Agreement, if the surviving entity of such merger or the transferee of such Assets shall agree in writing in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.
     8.11. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.
     8.12. Termination, Etc. Notwithstanding anything to the contrary herein, this Agreement (including Section 5 (Indemnification) hereof) may be terminated and abandoned at any time prior to the Spin-Off Date by and in the sole discretion of Cohesant without the approval of CIPAR or the stockholders of Cohesant. In the event of such termination, no Party shall have any liability to any other Party or any other Person. After the Spin-Off Date, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.
     8.13. Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
     8.14. Interpretations. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     8.15. Schedules. The Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
     8.16. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws governing conflicts of laws, of the State of Delaware.
     8.17. Intentionally Omitted.
     8.18. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration, (ii) provisional or temporary injunctive relief in accordance therewith in any Delaware Court, and (iii) enforcement of any such award of an arbitral tribunal or a

Delaware Court in any court of the United States, or any other court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.
     8.19. Waiver of Jury Trial. SUBJECT TO SECTIONS 8.02 AND 8.18 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.19.
     8.20. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     8.21. Force Majeure. No Party (or any person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of a force majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such a force majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.
     8.22. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any person who takes an action, or cause or allow any member Affiliate to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Sections 5 and 6).
     8.23. Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.
     8.24. Setoff. All payments to be made by any Party under this Agreement may be netted against payments due to such Party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

     8.25. Confidentiality. Except as required by law, the terms and subject matter of this Agreement shall remain confidential by all Parties.
     8.26. Affiliates. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party or by any entity that becomes an Affiliate of such Party on and after the Spin-Off Date.
     8.27. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     8.28. Effective Time. This Agreement shall be effective as of the date first written above.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties caused this Tax Matters Agreement to be duly executed as of the day and year first above written.

COHESANT TECHNOLOGIES INC.

By:
Name:	Morris Wheeler,
Title:	CEO

CIPAR INC.

By:
Name:	Robert W. Pawlak,
Title:	Chief Financial Officer